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                                                                     EXHIBIT 4.3

                      AMENDMENT NO. 3 TO RIGHTS AGREEMENT


        This Amendment No. 3 to Rights Agreement (this "Amendment") is made and entered into as of this 11th day of June, 2002 by and between ChromaVision Medical Systems, Inc., a Delaware corporation (the "Company"), and Computershare Investor Services LLC, a Delaware limited liability company, who has succeeded to the rights and obligations of Harris Trust Company of California, a trust company organized under the laws of the State of California, as Rights Agent (the "Rights Agent"), and is effective immediately prior to the execution and delivery of that certain Securities Purchase Agreement, dated as of June 13, 2002 between the Company, Safeguard Delaware, Inc., a Delaware corporation and Safeguard Scientifics, Inc., a Delaware corporation (the "Securities Purchase Agreement") but only if the Securities Purchase Agreement is executed and delivered.

        The Company and the Rights Agent are parties to a Rights Agreement dated as of February 10, 1999, as amended by certain Amendments to the Rights Agreement dated as of June 21, 1999 and September 28, 2000, respectively (collectively the "Rights Agreement"). The parties now desire to amend the Rights Agreement on the terms set forth herein. All capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Rights Agreement, and all inconsistencies between this Amendment and the Rights Agreement shall be resolved in favor of this Amendment.

        1. Definition of 15% Stockholder. The definition of "15% Stockholder" in
Section 1 of the Rights Agreement is hereby amended to read in full as follows:

        "15% Stockholder" shall mean any Person that Beneficially Owns 15% or more of the Voting Shares of the Company then outstanding; provided, however, that the term "15% Stockholder" shall not include:

        (i) an Exempt Person;

        (ii) any Person that would not otherwise be a 15% Stockholder but for a reduction in the number of outstanding Voting Shares resulting from a stock repurchase program or other similar plan of the Company or from a self tender offer of the Company, which Plan or tender offer commenced on or after the date hereof; provided, however, that the term "15% Stockholder shall include such Person from and after the first date upon which (A) such Person, since the date of the commencement of such plan or tender offer, shall have acquired Beneficial Ownership of, in the aggregate, a number of Voting Shares of the Company equal to 1% or more of the Voting Shares of the Company then outstanding and (B) such Person, together with all Affiliates and Associates of such Person, shall Beneficially own 15% or more of the Voting Shares of the Company then outstanding;

        (iii) any Person that would not otherwise be a 15% Stockholder but for its Beneficial Ownership of Rights;

        (iv) any Person that is the Beneficial Owner of 15% or more of the outstanding Voting Shares of the Company as of February 10, 1999 and thereafter has continued to be the Beneficial Owner of at least 15% of the Voting Shares of the Company then outstanding; provided however, that the term "15% Stockholder" shall include such Persons from and after the first date upon which

                        (A) such person since February 10, 1999 shall have
                acquired, without the prior approval of the Board of Directors of the Company, Beneficial Ownership of additional Voting Shares excluding (y) up to 1,351,607 shares acquired and to be acquired by Safeguard Scientifics, Inc. in the aggregate from Technology Leaders, L.P., Technology Leaders Offshore C.V., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. after February 10, 1999, and (z) shares and warrants to purchase shares to be acquired by Safeguard Delaware, Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. from the Company, as approved by a the Board of Directors of the Company on September 27, 2000, and provided



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                        (B) such Person, together with all Affiliates and
                Associates of such Person shall Beneficially Own not more than 40% of the Voting Shares of the Company then outstanding;

        (v) any Exempted Group; or

        (vi) either of Safeguard Delaware, Inc. or with respect to Safeguard Delaware, Inc., (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, Safeguard Delaware, Inc., (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of Safeguard Delaware, Inc. or any Subsidiary or any corporation of which Safeguard Delaware, Inc. and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) any Person who would otherwise become a 15% Stockholder as a result of any voting agreements, proxies or other voting arrangements with respect to the Common Stock and/or the Series D 5% Cumulative Convertible Preferred Stock of the Company (the Series D Preferred Stock") between Safeguard Delaware, Inc. or any of its affiliates and any or all of the present holders of the Series D Preferred Stock, the officers of the Company or the directors of the Company relating to approval of the matters to be voted upon at the special meeting of stockholders to be held pursuant to the Securities Purchase Agreement, it being the intention of the Board of Directors by this Amendment that no Rights have been exercised or become exercisable in connection with the "Transaction Documents" (as defined in the Securities Purchase Agreement), the related Stock Purchase Agreement to be entered into by the Company, Safeguard Delaware, Inc. and the present holders of the Series D Preferred Stock or the transactions contemplated thereby or by the Securities Purchase Agreement, including without limitation any of the voting arrangements referred to above.

As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

In calculating the percentage of the outstanding Voting Shares that are Beneficially Owned by a Person for purposes of this definition, Voting Shares that are Beneficially Owned by such Person shall be deemed outstanding, and Voting Shares that are not Beneficially owned by such Person and that are subject to issuance upon the exercise or conversion of outstanding conversion rights, exchange rights, warrants or options shall not be deemed outstanding. Any determination made by the Board of Directors of the Company as to whether any person is or is not a 15% Stockholder shall be conclusive and binding upon all holders of Rights."

        2. Definition of Exempted Group. Section 1 of the Rights Agreement is hereby amended to add the following definition:

        "Exempted Group" shall mean any group (as defined in Rule 13d-5 promulgated under the Exchange Act as in effect on the date hereof) consisting of Safeguard Scientifics, Inc., its Affiliates and Associates, and incuVest LLC, a limited liability company and its Affiliates and Associates, but only so long as (i) Safeguard Scientifics, Inc. and its Affiliates and Associates Beneficially Own more than a majority of the Voting Shares of the Company Beneficially Owned in the aggregate by Safeguard Scientifics, Inc., its Affiliates and Associates, incuVest LLC and its Affiliates and Associates and (ii) Safeguard Scientifics, Inc., its Affiliates and Associates, incuVest LLC and its Affiliates and Associates do not Beneficially Own in the aggregate more than 45% of the Voting Shares of the Company then outstanding."

        3. Continued Effectiveness. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

        4. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.



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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                            CHROMAVISION MEDICAL SYSTEMS, INC.


Attest:

By: /s/ Allison Wlodyka                     By: /s/ Kevin C. O'Boyle
   -------------------------------             ---------------------------------
   Name: Allison Wlodyka                       Name: Kevin C. O'Boyle
   Title: Assistant Secretary                  Title: Senior Vice President of
                                                      Operations

Dated:  June 11, 2002                       Dated:  June 11, 2002

                                               COMPUTERSHARE INVESTOR
                                               SERVICES LLC

Attest:

By: /s/ Michael Goedecke                    By: /s/ John A. Castellanos
   -------------------------------             ---------------------------------
   Name: Michael Goedecke                      Name  John A. Castellanos
   Title: Business Development                 Title: Relationship Manager



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